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                                                                   EXHIBIT 23.1

             Consent of ERNST & YOUNG Auditores Independentes S/S,
                 Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-136375) and the related Prospectus of Perdigao S.A. for the registration of 32,000,000 shares of its common stock and to the inclusion therein of our report dated January 24, 2006 (except for Notes 21 and 22, as to which the date is June 9, 2006), with respect to the consolidated financial statements of Perdigao S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/Humberto B. Santos

Sao Paulo, Brazil
September 26, 2006